[DESCRIPTION]	PROXY RESULTS



Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Narragansett Insured Tax-Free income Fund (the "Fund") was held on October 1, 1999. The holders of shares representing 83% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes for each matter are presented below).

1. To elect Trustees.

Number of  Votes:

     Trustee                   For            Withheld

Lacy B. Herrmann          62,263,543.54      331,043.28
Vernon R. Alden           62,226,632.26      367,954.56
Paul Y. Clinton           62,263,543.54      331,043.28
David A. Duffy            62,263,543.54      331,043.28
Willian J. Nightingale    62,226,632.26      367,954.16
J. William Weeks          62,226,632.26      367,954.16

2. To ratify the selection of KPMG LLP as the Fund's independent auditors.

Number of  Votes:

     For               Against             Abstain

62,132,824.98         88,849.20          372,902.48